UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2012 (November 1, 2012)

LifeCare Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-133319	51-0372090
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

5340 Legacy Drive, Building 4, Suite 150

Plano, Texas 75024

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Limited Waiver and Second Amendment to Credit Agreement

On November 1, 2012, LifeCare Holdings, Inc. (the “Company”) entered into a Limited Waiver and Second Amendment to Credit Agreement (the “Agreement”) to its Credit Agreement, dated as of February 1, 2011 (as amended and supplemented, the “Credit Agreement”), with LCI Holdco LLC, the requisite Secured Lenders (as defined herein) and JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent for the lenders under the Credit Agreement (the “Secured Lenders”). Pursuant to the Agreement, the Administrative Agent and the requisite Secured Lenders have agreed (i) to waive any Default or Event of Default (each as defined in the Credit Agreement) during the Waiver Period (as defined herein) arising from the failure of the Company to make the required interest payment due on August 15, 2012 to the holders of its Subordinated Notes (as defined herein) and to remedy such failure within the applicable 30-day payment grace period that ended on September 14, 2012, (ii) to waive any Default or Event of Default arising from the failure of the Company to observe or perform certain other covenants, conditions or agreements contained in the Credit Agreement and (iii) to make certain amendments to the Credit Agreement to effect such waivers. The Agreement constitutes an extension of the waiver granted by the requisite Secured Lenders in the Limited Waiver and First Amendment to the Credit Agreement (the “First Limited Waiver Agreement”) on September 14, 2012.

The “Waiver Period” is the period from September 14, 2012 to the earlier of (i) December 15, 2012 and (ii) the occurrence of any Waiver Default. A “Waiver Default” will occur immediately upon the occurrence of certain events, including (a) the occurrence of a Default or Event of Default under the Credit Agreement not arising from the failure to make the interest payment on the Subordinated Notes (other than those otherwise waived by the Agreement), (b) the entry into certain refinancing transactions, (c) the making of payments under the Subordinated Notes, (d) the making of payments under certain other outstanding indebtedness of the Company without prior written consent of the requisite Secured Lenders, (e) the occurrence of an event of default under the Indenture (as defined herein) or the termination of the Second Waiver Agreement (as defined herein) without consent of the requisite Secured Lenders or (f) any material amendment to the Company’s existing employee retention plans or adoption of new employee retention plans without approval of the requisite Secured Lenders. The occurrence of certain other events, including the failure of the Company to comply with the terms, conditions or covenants of the Agreement, will constitute a Waiver Default if such events remain uncured for five (5) business days after written notice is given by the Administrative Agent or the requisite Secured Lenders.

The Agreement also amends certain restrictions on the Company, including restrictions on the ability of the Company to make certain payments or enter into new material contracts, that were added to the Credit Agreement pursuant to the First Limited Waiver Agreement. The Agreement also imposes certain information requirements on the Company. During the Waiver Period, loans outstanding under the Credit Agreement will bear interest at a rate of 2% plus the rate otherwise applicable to such loan, which additional interest will be payable half as pay-in-kind interest and half in cash.

This summary of terms of the Agreement is not complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Second Limited Waiver Agreement to Indenture

On November 1, 2012, the Company also entered into a Second Limited Waiver Agreement (the “Second Waiver Agreement”) to its Indenture, dated as of August 11, 2005 (as amended and supplemented, the “Indenture”), pursuant to which the Company has outstanding $119.3 aggregate principal amount of 9.25% Senior Subordinated Notes due 2013 (the “Subordinated Notes”). Pursuant to the Second Waiver Agreement, the requisite holders of the Subordinated Notes have agreed to waive the default associated with the Company’s failure to pay interest on the Subordinated Notes on August 15, 2012 (the “Specified Event”) or any Event of Default (as defined in the Indenture) arising from the Specified Event during the Waiver Period (as defined herein). The Second Waiver Agreement constitutes an extension of the waiver granted by the requisite holders in the Limited Waiver Agreement (the “First Waiver Agreement”) on September 14, 2012.

The “Waiver Period” is the period from September 15, 2012 to the date that is the earlier of (i) December 15, 2012 and (ii) the occurrence of a Termination Event. A “Termination Event” includes (i)(x) the occurrence of an Event of Default under the Indenture other than an Event of Default resulting from the Specified Event, (y) the failure of the Company or any Guarantor (as defined in the Indenture) to timely comply with the terms, conditions or covenants set forth in the Second Waiver Agreement or (z) the failure of any representation or warranty made by the Company or any Guarantor in the Second Waiver Agreement to be true and correct in any material respect as of the date when made and (ii) the termination of the applicable waiver period under the Agreement as discussed above.

The Second Waiver Agreement contains certain representations, conditions and covenants of the Company and the Guarantors, including restrictions on certain payments by the Company, the Guarantors and their respective Restricted Subsidiaries (as defined in the Indenture).

This summary of terms of the Second Waiver Agreement is not complete and is qualified in its entirety by the terms and conditions of the Second Waiver Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Limited Waiver and Second Amendment to Credit Agreement, dated November 1, 2012, among the LifeCare Holdings, Inc., LCI Holdco LLC, the Required Lenders and JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent.

10.2	Second Limited Waiver Agreement, dated November 1, 2012, among LifeCare Holdings, Inc., each Guarantor and each holder of the Subordinated Notes signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

By:	/s/ Phillip B. Douglas

Name:	Phillip B. Douglas
Title:	Chief Executive Officer

Date: November 6, 2012

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